Office of the Minnesota Secretary of State

Minnesota Business & Nonprofit Corporations

Amendment to Articles of Incorporation

Minnesota Statutes, Chapter 302A or 317A

Read the instructions before completing this form.

Filing Fee: $55 for expedited service in-person and online filings, $35 for mail

Note: Information provided when filing a business entity is public data and may be viewable online. This includes but is not limited to all individual names and addresses.

1. File Number: 683969600029

2. Corporate Name: (Required)

PetVivo, Inc.

List the name of the company prior to any desired name change

3. This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days **after** filing with the Secretary of State. 02/11/2025

Format: (mm/dd/yyyy)

4. The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional pages.

ARTICLE I

Corporate Name: PetVivo Animal Health, Inc.

5. This amendment has been approved pursuant to Minnesota Statutes, Chapter 302A or 317A.

6. I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ John F. Dolan	02/10/2025
Signature of Authorized Person or Authorized Agent	Date

Email Address for Official Notices

Enter an email address to which the Secretary of State can forward official notices required by law and other notices:

jdolan@petvivo.com

☒ Check here to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law.

List a name and daytime phone number of a person who can be contacted about this form:

John F. Dolan	612-802-4691
Contact Name	Phone Number

Entities that own, lease, or have any financial interest in agricultural land or land capable of being farmed must register with the MN Dept. of Agriculture's Corporate Farm Program.

Does this entity own, lease, or have any financial interest in agricultural land or land capable of being farmed?

Yes ○ No ◉

INSTRUCTIONS

File your business document online by visiting our website at www.sos.mn.gov.

This form is intended merely as a guide for filing and is not intended to cover all situations. Retain the original signed copy of this document for your records and submit a legible photocopy for filing with the Office of the Secretary of State.

1. List the File number issued by the Minnesota Secretary of State.

2. List the exact corporate name as filed with this office.

3. Provide an effective date, if other than the filing date. The effective date can only be within 30 days after the date of filing.

4. List the information that is being amended. If you are changing your corporate name, a preliminary name availability check may be done by accessing our Website at **www.sos.mn.gov**.

5. A signature of a person, authorized by the corporation to sign documents, or an authorized agent (The signing party must indicate on the document that they are acting as the agent of the person(s) whose signature would be required and that they have been authorized to sign on behalf of that person(s).) is required.

Email Address for Official Notices. This email address may be used to send annual renewal reminders and other important notices that may require action or response. Check the box if you wish to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law.

List a name and daytime telephone number of a person who can be contacted about this form.

Filing Fee: $55 for expedited service in-person and online filings, $35 if submitted by mail

Please submit all items together and mail to the address below:

FILE IN-PERSON OR MAIL TO:
Minnesota Secretary of State - Business Services
First National Bank Building
332 Minnesota Street, Suite N201
Saint Paul, MN 55101
(Staffed 8 a.m. – 4 p.m., Monday - Friday, excluding holidays)

Phone Lines: (9 a.m. - 4 p.m., M-F) Metro Area 651-296-2803; Greater MN 1-877-551-6767

All of the information on this form is public. Minnesota law requires certain information to be provided for this type of filing. If that information is not included, your document may be returned unfiled. This document can be made available in alternative formats, such as large print, Braille or audio tape, by calling (651)296-2803/voice. For a TTY/TTD (deaf and hard of hearing) communication, contact the Minnesota Relay Service at 1-800-627-3529 and ask them to place a call to (651)296-2803. The Secretary of State's Office does not discriminate on the basis of race, creed, color, sex, sexual orientation, national origin, age, marital status, disability, religion, reliance on public assistance or political opinions or affiliations in employment or the provision of service.

Work Item 1542516300026
Original File Number 683969600029

STATE OF MINNESOTA
OFFICE OF THE SECRETARY OF STATE
FILED
02/11/2025 11:59 PM

Steve Simon
Secretary of State